Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
SACRAMENTO, CA 95815	(916) 646-2020
INVESTOR RELATIONS TODD FROMER / GARTH RUSSELL KCSA Strategic Communications 212-896-1215 / 212-896-1250
FOR IMMEDIATE RELEASE

Ophthalmic Imaging Systems to Launch OIS EyeScan and Other New Products at the American Academy of Ophthalmology’s (AAO) 113th Annual Meeting

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Nine leading ophthalmic companies to gather on October 25

for the OIS Symphony Link Forum

SACRAMENTO, Calif. – October 22, 2009 -- Ophthalmic Imaging Systems (“OIS” or “the Company”) (OTCBB: OISI), a leading digital imaging and informatics company, today announced that it will launch two new products and improvements to the OIS EMR and OIS PM solutions at the American Academy of Ophthalmology’s (AAO) 113th Annual Meeting, being held October 24 – 27, 2009, at the Moscone Convention Center in San Francisco, CA.

“The two new products we are launching at this year’s AAO Annual Meeting, OIS EyeScan and OIS Symphony Digital Reporter, will offer significant advancements to our customers and their practices. OIS EyeScan is the first totally new imaging device we have launched in a few years and is already highly anticipated among our customers.  This portable imager will offer increased freedom and flexibility to physicians’ practices unlike any other imager has before,” stated Gil Allon, Chief Executive Officer of OIS. “In addition, we are excited to report the early successes of our OIS EMR and OIS PM solutions.”

New product launches:

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OIS EyeScan -- The OIS EyeScan is a revolutionary new portable imaging device that is capable of imaging both the anterior and posterior segment of the eye. This innovative device will allow physicians and other eye professionals the portability and wide ranging functionality to deal with rising demand due to aging and the increase in diabetic related eye disease. Powered by the market leading OIS WinStation Software, and fully integrated with the OIS Symphony Image Management Solution, OIS EyeScan will deliver more functionality than has ever been available in an imaging device. 510(k) pending – not available for sale in the U.S. at the time of this release.

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OIS Symphony Digital Reporter – By utilizing Digital Reporter with OIS’ market leading OIS Symphony Web Image Management System, large institutions will be able to document ophthalmic-specific data that their HIS cannot record; and small practices will be able to obtain certain EMR functionalities without a full EMR system. This combined solution will help the users of digital documentation expand the use of these solutions and streamline their operations which will effectively increase their productivity.

These two products are specifically targeted to address the shift in healthcare demand due to aging populations and the rapid rise in diabetes. The increase in demand for services requires innovative technologies to image and diagnose diseases of the eye and is driving the need for productivity improvement for doctors.

The company has scheduled presentations at its AAO booth that are to be given by three physicians currently using OIS EMR, OIS PM and OIS Symphony in their practices. The physicians are expected to discuss their experiences implementing one or more of the solutions and benefits they have experienced.

On Sunday, October 25, OIS will also host the Symphony Link Forum at its AAO booth, and bring together nine of the leading ophthalmic companies to talk about the new and improved Symphony Link Functionality. This exciting new product enables physicians to launch review sessions in patient context within their native viewing software with a single click, as well as automatically push patient demographic data, eliminating duplicate and lost records.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With twenty five years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies. Through OIS’ wholly-owned subsidiary, Abraxas Medical Solutions, the company provides Electronic Medical Records and Practice Management software to Ophthalmology as well as OB/GYN, Orthopedic and Primary care. The Company markets and supports its products through an extensive network of dealers, distributors, and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

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